EXHIBIT 99.1
575 Maryville Centre Drive St. Louis, Missouri 63141, USA www.solutia.com

FOR IMMEDIATE RELEASE	NEWS

Media: Melissa Zona +1.314.674.5555 Investors: Susannah Livingston +1.314.674.8914

Solutia Reports Second Quarter 2011 Results
Financial performance reflects resiliency of portfolio and strong operational execution

ST LOUIS – July 25, 2011

Second Quarter Highlights

●	Net sales of $543 million; an 8% increase from the same period in 2010
●	Diluted earnings per share from continuing operations of $.56
●	Adjusted Earnings per Share (Adjusted EPS) of $.57; a 30% increase from the same period in 2010
●	Voluntary debt pay down of $25 million
●	Maintaining 2011 guidance of $2.10 to $2.25 Adjusted EPS, an increase of 34% to 43% versus 2010 actual

Note: See reconciliation tables below for adjustments made to U.S. generally accepted accounting principles (GAAP) financial measures and discussion of items affecting results.

“Increased penetration of high-value premium products, participation in diverse end markets with global geographic balance and strong operational execution propelled Solutia to record earnings despite higher raw material costs and slight demand softening in Asia,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc. "The resiliency of Solutia’s portfolio, as demonstrated this quarter, allowed us to once again deliver exceptional margins and remain focused on key strategic initiatives, such as investing in high-return organic growth opportunities.”

Second Quarter 2011: Consolidated Results from Continuing Operations

Solutia Inc. (NYSE: SOA) today reported net sales for the second quarter 2011 of $543 million, up $41 million or 8 percent from the same period in 2010.  Reported income from continuing operations attributable to Solutia was $68 million for the second quarter 2011, up $14 million from the same period in 2010.  Both periods were impacted by certain events affecting comparability (detailed below), which resulted in a net after-tax charge of $1 million in 2011 and gain of $1 million in 2010.  Excluding these items, Adjusted Earnings increased $16 million.  Adjusted EBITDA totaled $141 million, up $7 million from the same period in 2010.  Adjusted EPS totaled $.57, up $.13 or 30 percent from the same period in 2010.  Adjusted EPS increased primarily due to higher selling prices and lower interest expense, partially offset by the impact of divestitures and higher raw material costs.

Segment Data

In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the below tables.

Advanced Interlayers Segment

Advanced Interlayers’ second quarter 2011 net sales totaled $232 million, an increase of $24 million or 12 percent from the same period in 2010.  Adjusted EBITDA increased $8 million to $52 million for the second quarter of 2011 compared to the prior year period.  This earnings increase was primarily due to improved selling prices, the addition of the Vistasolar® business, improved mix and improved fixed cost absorption, partially offset by the impact of higher raw material costs.

“The second quarter reflects the global strength of the Advanced Interlayers business, highlighting the diversity of end markets and further penetration of innovative, premium products.  With pricing actions in place, these results emphasize the value customers place on our products, technical service and global supply chain capabilities,” said James R. Voss, executive vice president and chief operating officer.

Performance Films Segment

Performance Films’ second quarter 2011 net sales totaled $86 million, an increase of $13 million or 18 percent from the same period in 2010.  Adjusted EBITDA remained consistent at $19 million for the second quarter of 2011 compared to the prior year period.  Performance Films experienced improved selling prices and sales volumes, which offset higher manufacturing costs.

“Performance Films’ revenue generation showcases the power of its diverse product portfolio combined with its enhanced market position, with premium brands exceeding top-line growth expectations,” said Voss.  “This growth, primarily in Asia, underscores the value of Solutia’s investments in the region, allowing us to swiftly serve our customers and capture growth opportunities.”

Technical Specialties Segment

Technical Specialties’ second quarter 2011 net sales totaled $225 million, an increase of $8 million or 4 percent from the same period in 2010.  Adjusted EBITDA decreased $2 million to $82 million for the second quarter of 2011 compared to the prior year period, with the modest reduction in Adjusted EBITDA attributed to the divestiture of other rubber chemicals businesses since the second quarter of 2010.  Increased raw material costs and higher manufacturing costs were more than offset by increased selling prices, improved sales volumes and lower selling costs.

“The ability of Technical Specialties to achieve strong revenue growth despite softness in the Asia tire market and the current raw material environment is a strong affirmation of its market-leading positions and the value offered to our customers,” added Voss.

Unallocated and Other

Unallocated and other expenses reduced Adjusted EBITDA by $12 million, which was a $1 million improvement compared to the second quarter of 2010, primarily attributed to reduced expenses related to the annual incentive compensation program.

Leverage and Liquidity

The Company ended the second quarter with net debt of $1,193 million and liquidity of $447 million.  Cash provided by continuing operations less capital expenditures for the quarter was $25 million compared to $93 million for the same period in 2010.  The $68 million year-over-year decrease in cash flow was primarily attributed to increased growth capital expenditures, increased working capital requirements to support higher sales volumes and higher pension contributions, partially offset by higher Adjusted EBITDA.

 In 2011, the Company has paid down a total of $102 million in debt, including a voluntary pay down of $25 million on its senior secured term loan in the second quarter.  “Solutia’s strong cash generation allows us to continue to invest in our businesses while further deleveraging the Company,” said James M. Sullivan, executive vice president and chief financial officer.

Outlook

The Company expects stronger sales in the back half of the year in comparison to the first half.  This expectation is due to the projected rebound in the automotive sector, as the Japan-related supply disruptions have largely ceased, second-half architectural volumes are on par with the strong second quarter volumes, and a modest recovery in the solar market as the demand profile improves and inventory levels are reduced.  Raw material prices are expected to remain consistent with the levels experienced during the second quarter for the remainder of 2011.  Finally, on a full year basis, the sale of certain non-strategic assets that occurred in 2010 and the first quarter 2011 is expected to reduce full year net sales and Adjusted EPS as compared to 2010 by approximately $70 million and $.08, respectively.  The Company is maintaining its Adjusted EPS guidance for 2011 in the range of $2.10 to $2.25.

Second Quarter Conference Call and Video

The Company will hold a conference call at 9:00 a.m. Central Daylight Time (10:00 a.m. Eastern Daylight Time) on Tuesday, July 26, 2011, during which Solutia executives will elaborate upon the company’s second quarter 2011 financial results.  Mr. Quinn is also scheduled to appear on CNBC's Worldwide Exchange program at 5 a.m. EDT Tuesday, July 26, 2011, at which time he may also discuss the results.

A live webcast of the conference call and presentation slides will be available by clicking here or through Solutia's investor webpage. For those participating via teleconference, the phone number for the call is 1-888-895-5271 (U.S.) or 1-847-619-6547 (international), and the passcode is 30185772.  Participants are encouraged to dial in 10 minutes early.  A replay of the event will be available through www.solutia.com for two weeks or by calling 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering the passcode 30185772#.

In an effort to enhance communications, Solutia has created a supplemental video available on its website and YouTube channel that focuses on second quarter 2011 earnings, available prior to the quarterly conference call.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2011, which is based on management estimates, currently available information and assumptions that management believes to be reasonable.   Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Net Sales	$543	$502	$1,052	$950
Cost of goods sold	373	343	720	643
Gross Profit	170	159	332	307
Selling, general and administrative expenses	60	67	122	132
Research and development expenses	5	4	11	8
Other operating income, net	(2)	(1)	(13)	(1)
Operating Income	107	89	212	168
Interest expense	(26)	(36)	(54)	(74)
Other income (loss), net	-	10	(1)	13
Loss on debt extinguishment or modification	-	-	(2)	(89)
Income from Continuing Operations Before Income Tax Expense	81	63	155	18
Income tax expense	11	9	19	19
Income (Loss) from Continuing Operations	70	54	136	(1)
Loss from Discontinued Operations, net of tax	-	(13)	-	(15)
Net Income (Loss)	70	41	136	(16)
Net income attributable to noncontrolling interest	2	-	3	1
Net Income (Loss) attributable to Solutia	$68	$41	$133	$(17)

Basic Income (Loss) per Share attributable to Solutia:
Income (Loss) from Continuing Operations	$0.57	$0.45	$1.11	$(0.01)
Loss from Discontinued Operations	-	(0.11)	-	(0.13)
Net Income (Loss) attributable to Solutia	$0.57	$0.34	$1.11	$(0.14)

Diluted Income (Loss) per Share attributable to Solutia:
Income (Loss) from Continuing Operations	$0.56	$0.45	$1.10	$(0.01)
Loss from Discontinued Operations	-	(0.11)	-	(0.13)
Net Income (Loss) attributable to Solutia	$0.56	$0.34	$1.10	$(0.14)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$169	$191
Trade receivables, net of allowances of $4 in 2011 and 2010	264	228
Miscellaneous receivables	74	75
Inventories	328	275
Prepaid expenses and other assets	29	27
Current assets of discontinued operations	2	5
Total Current Assets	866	801
Net Property, Plant and Equipment	934	911
Goodwill	759	740
Net Identified Intangible Assets	948	938
Other Assets	149	147
Total Assets	$3,656	$3,537

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$194	$173
Accrued liabilities	220	235
Current liabilities of discontinued operations	13	15
Total Current Liabilities	427	423
Long-Term Debt	1,362	1,463
Postretirement Liabilities	293	308
Environmental Remediation Liabilities	234	244
Deferred Tax Liabilities	248	238
Non-current Liabilities of Discontinued Operations	24	25
Other Liabilities	101	97

Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 123,279,114 and
122,655,811 shares issued in 2011and 2010, respectively)	1	1
Additional contributed capital	1,646	1,634
Treasury shares, at cost (969,934 in 2011 and 772,686 in 2010)	(8)	(6)
Accumulated other comprehensive loss	(112)	(194)
Accumulated deficit	(570)	(703)
Total Shareholders’ Equity attributable to Solutia	957	732
Equity attributable to noncontrolling interest	10	7
Total Equity	967	739
Total Liabilities and Equity	$3,656	$3,537

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)
	Six Months Ended
	June 30,
	2011	2010
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income (loss)	$136	$(16)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Loss from discontinued operations, net of tax	-	15
Depreciation and amortization	63	55
Pension contributions in excess of expense	(13)	(52)
Other postretirement benefit contributions in excess of expense	(9)	(7)
Amortization of debt issuance costs and discount	2	5
Deferred income taxes	11	(27)
Share-based compensation expense	9	9
Other charges:
Non-cash loss on deferred debt issuance cost and debt discount write-off	-	80
Other (gains) charges, including restructuring expenses	(2)	21
Changes in assets and liabilities:
Income taxes payable	(2)	11
Trade receivables	(41)	(5)
Inventories	(56)	(16)
Accounts payable	22	(5)
Environmental remediation liabilities	(7)	(8)
Other assets and liabilities	(16)	46
Cash Provided by Operations – Continuing Operations	97	106
Cash Used in Operations – Discontinued Operations	(4)	(23)
Cash Provided by Operations	93	83

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(40)	(14)
Acquisition related payments, net of cash acquired	(5)	(371)
Asset disposals	29	-
Other	1	-
Cash Used in Investing Activities – Continuing Operations	(15)	(385)
Cash Used in Investing Activities – Discontinued Operations	-	(2)
Cash Used in Investing Activities	(15)	(387)

FINANCING ACTIVITIES:
Proceeds from long-term debt obligations	-	1,144
Payment of long-term debt obligations	(102)	(878)
Payment of short-term debt obligations	-	(16)
Debt issuance costs	-	(27)
Purchase of treasury shares	(2)	(1)
Other, net	-	(9)
Cash Provided by (Used in) Financing Activities	(104)	213

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4	(25)

DECREASE IN CASH AND CASH EQUIVALENTS	(22)	(116)
CASH AND CASH EQUIVALENTS:
Beginning of period	191	243
End of period	$169	$127

The tables below are provided to assist the reader with comparability between the three months ended June 30, 2011 and comparable period in 2010 by providing consolidated and segment net sales, Segment Profit (1) and Adjusted EBITDA (2).

Consolidated and segment Net Sales, Segment Profit(1) and Adjusted EBITDA(2) three months ended June 2011 and 2010

	Three Months Ended June 30,
From Continuing Operations (in millions)	2011	Adjust- ments(3)	2011 As Adjusted	2010	Adjust- ments(3)	2010 As Adjusted	% change
Net Sales
Advanced Interlayers	$232		$232	$208		$208	12%
Performance Films	86		86	73		73	18%
Technical Specialties	225		225	217		217	4%
Unallocated and Other	-		-	4		4	-100%
Total	$543		$543	$502		$502	8%

Segment Profit(1) and Adjusted EBITDA(2)
Advanced Interlayers	$52	$-	$52	$43	$1	$44	18%
Performance Films	19	-	19	18	1	19	0%
Technical Specialties	82	-	82	80	4	84	-2%
Unallocated and Other	(17)	5	(12)	(14)	1	(13)	8%
Total	$136	$5	$141	$127	$7	$134	5%

Consolidated and segment Net Sales, Segment Profit(1) and Adjusted EBITDA(2) six months ended June 2011 and 2010

	Six Months Ended June 30,
From Continuing Operations (in millions)	2011	Adjust- ments(3)	2011 As Adjusted	2010	Adjust- ments(3)	2010 As Adjusted	% change
Net Sales
Advanced Interlayers	$445		$445	$394		$394	13%
Performance Films	162		162	125		125	30%
Technical Specialties	445		445	423		423	5%
Unallocated and Other	-		-	8		8	-100%
Total	$1,052		$1,052	$950		$950	11%

Segment Profit(1) and Adjusted EBITDA(2)
Advanced Interlayers	$101	$-	$101	$91	$1	$92	10%
Performance Films	38	-	38	27	2	29	31%
Technical Specialties	180	(17)	163	157	10	167	-2%
Unallocated and Other	(48)	22	(26)	(40)	10	(30)	13%
Total	$271	$5	$276	$235	$23	$258	7%

(1)	Segment Profit is defined as income from continuing operations attributable to Solutia before interest expense, loss on debt extinguishment or modification, income taxes, depreciation and amortization. Foreign currency gains/losses are included in Unallocated and Other.
(2)	Adjusted EBITDA is Segment Profit (as defined above), excluding Adjustments (as defined below).
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the shutdown of the Primary Accelerators business and non-cash stock compensation expense.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.  The presentation of Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share are intended to supplement investors’ understanding of our operating performance.  These non-GAAP financial measures are not intended to be performance measures that should be regarded as an alternative to or more meaningful than other GAAP measures and may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA is defined as income from continuing operations attributable to Solutia before interest expense, loss on debt extinguishment or modification, income taxes, depreciation and amortization, certain gains and losses that affect comparability, cost overhang associated with discontinued operations and non-cash stock compensation expense.  Adjusted Earnings is defined as income from continuing operations attributable to Solutia excluding certain gains and losses, net of tax, that affect comparability.  Adjusted Earnings per Share is defined as Adjusted Earnings divided by weighted average diluted shares outstanding.  We believe Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share assist us in comparing our performance over various reporting periods and against our peers on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance.  Further, we believe Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share are useful to investors.  The compensation committee of our board of directors determines the annual incentive compensation for certain members of our management based, in part, using each of these financial measures.

We are unable to reconcile our Adjusted EBITDA projections to comparable GAAP numbers because of the difficulty in predicting adjustments that would be required such as, but not limited to, income taxes, depreciation, amortization and other items.

Reconciliation of Net Income (Loss) attributable to Solutia to Adjusted EBITDA
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(in millions)	2011	2010	2011	2010
Net Income (Loss) attributable to Solutia	$68	$41	$133	$(17)
Plus: Loss from Discontinued Operations	-	13	-	15
Income (Loss) from Continuing Operations attributable to Solutia	$68	$54	$133	$(2)

Plus:
Income tax expense	11	9	19	19
Interest expense	26	36	54	74
Loss on debt extinguishment or modification	-	-	2	89
Depreciation and amortization	31	28	63	55

Subtotal	$136	$127	$271	$235

Plus:
Events affecting comparability (1)	1	1	(4)	12
Non-cash stock compensation expense	4	5	9	9
Primary Accelerators cost overhang	-	1	-	2

Adjusted EBITDA	$141	$134	$276	$258

(1)	See table of Summary of Events Affecting Comparability

Reconciliation of Income from Continuing Operations attributable to Solutia to Adjusted Earnings and Calculation of Adjusted Earnings Per Share

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(in millions, except per share amounts)	2011	2010	2011	2010
Income (Loss) from Continuing Operations attributable to Solutia	$68	$54	$133	$(2)

Plus: Events affecting comparability, net of tax (1)	1	(1)	(4)	97

Adjusted Earnings	$69	$53	$129	$95

Weighted average diluted shares outstanding	121.5	119.9	121.3	119.7
Adjusted Earnings per Share	$0.57	$0.44	$1.06	$0.79

(1)	See table of Summary of Events Affecting Comparability

Summary of Events Affecting Comparability

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(in millions)	2011	2010	2011	2010

Plant closures, divestitures and other restructuring:
Severance, pension settlement and other charges related to the relocation of our European regional headquarters	$1	$-	$13	$-
Severance, pension settlement and retraining costs related to the general corporate restructuring	-	1	-	4
Charges related to the closure of certain European other rubber chemicals manufacturing facilities	-	4	-	8
Gain on certain other rubber chemicals divestitures	-	-	(17)	-
Acquisition-related costs:
Acquisition costs related to Vistasolar and Novomatrix	-	3	-	7
Inventory step-up related to the Novomatrix Acquisition	-	1	-	1
Other unusual (gains) / charges:
Gain on settlement of tax indemnification case	-	(8)	-	(8)
Adjusted EBITDA Impact	$1	$1	$(4)	$12
Charges related to the modification or early extinguishment of debt	-	-	2	89
Pre-tax Income Statement Impact	$1	$1	$(2)	$101
Income tax impact	-	(2)	(2)	(4)
After-tax Income Statement Impact	$1	$(1)	$(4)	$97

###

Notes to Editor:  SOLUTIA and Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X™ and Nanolux™ aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
07/25/11